NEWS RELEASE
Cornerstone Building Brands Reports Strong Third-Quarter 2021 Results; Agrees to Acquire Union Corrugating Company
•Posted third quarter net sales growth of 18% over prior year
•Generated earnings of $4.82 per diluted common share; $0.39 adjusted net income per diluted common share
•Reported net debt leverage of 3.7x, 1.2x lower than prior year
•Agrees to acquire Union Corrugating Company, expands metal roof offering to residential market
CARY, NC, November 9, 2021 - Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), the largest manufacturer of exterior building products in North America, today reported strong financial results for the third quarter of 2021 that reflected net sales growth and strategic actions taken to advance long-term value creation.
Acquisition of Union Corrugating Company
The Company has entered into a definitive agreement to acquire Union Corrugating Company Holdings, Inc. (“UCC”), a leading provider of metal roofing, roofing components and accessories. Headquartered in Fayetteville, North Carolina, UCC has approximately 700 employees across the Central and Eastern U.S. regions.
"The addition of UCC advances our growth strategy by expanding our offerings to customers in the high-growth residential metal roofing market,” said Rose Lee, President and Chief Executive Officer. “Additionally, the acquisition positions us to realize greater manufacturing economies of scale. I look forward to welcoming our colleagues from UCC to the Cornerstone Building Brands family.”
UCC generated approximately $250 million in net sales during the trailing twelve months ended August 2021. The transaction, subject to regulatory approval and customary closing conditions, is expected to be funded with cash on hand and close in the fourth quarter. The Company expects UCC results to be reported through the Commercial business segment.
Third-Quarter 2021 Financial Highlights
Net sales for the third quarter were $1,444.4 million, an increase of 17.7 percent compared with net sales of $1,227.3 million in the same quarter last year, and an increase of 12.4 percent from the third quarter 2019. Pro forma net sales1 of $1,428.0 million were 20.2 percent higher than in the third quarter of 2020, with one fewer fiscal day. The net sales growth versus prior year was driven by price actions in response to rising commodity costs and other inflationary impacts. For the nine months ended October 2, 2021, net sales were $4,111.6 million, an increase of 20.0 percent over prior year. Pro forma net sales1 were $4,012.4 million, a 21.6 percent increase, driven by disciplined price actions of 13.6 percent, to offset inflationary impacts, and strong volume growth of 7.9 percent with three fewer fiscal days as compared to the same prior-year period.
Net income applicable to common shares was $612.2 million or $4.82 per diluted common share compared with $30.0 million or $0.24 per diluted common share in the same quarter last year. Adjusted net income applicable to common shares1 was $49.6 million or $0.39 per diluted common share, a 32.1 percent decrease compared to the prior year. For the nine months ended October 2, 2021, net income applicable to common shares was $620.0 million as compared to a loss of $484.7 million in the prior year. Adjusted net income applicable to common shares1 was $172.9 million or $1.37 per diluted common share compared to $32.2 million in the same period last year.
Pro forma Adjusted EBITDA1 for the third quarter of 2021 was $181.6 million, which was 3.5 percent higher than the same pro forma period a year ago and 8.2 percent higher than the comparable 2019 period. Pro forma Adjusted EBITDA1 growth was driven by strong residential demand and price actions offsetting inflationary impacts partially reduced by higher manufacturing and SG&A costs. For the nine months ended October 2, 2021, pro forma Adjusted EBITDA1 of $503.8 million was 12.6 percent of pro forma net sales1, which increased 30 basis points over the same pro forma period a year ago and 180 basis points from the comparable 2019 period.
(1)Adjusted and pro forma financial metrics used in this release, including Adjusted EBITDA, are non-GAAP measures. See reconciliations of GAAP results to non-GAAP and pro forma adjusted results in the accompanying tables.

Lee continued, “We delivered strong results in the third quarter, as demand remained favorable across our businesses, and our team continued to navigate through supply chain disruptions and labor challenges. Additionally, we remained steadfast on positioning the Company for long-term growth by investing in operational improvements and deploying portfolio actions to strengthen our core capabilities. We are committed to our capital allocation priorities focused on high-return investments and debt reduction.”
Segment Results Versus Prior Year
Due to the timing of the Company’s fiscal calendar, third-quarter 2021 had one fewer fiscal day than third-quarter 2020.
•Windows segment net sales for the quarter were $596.5 million, an increase of 19.0 percent versus the same period last year. On a pro forma basis, net sales1 increased 11.6 percent. Disciplined price actions in response to rising commodity costs and other inflationary impacts drove the increase in pro forma net sales1 as compared to the same period last year. Labor shortages and supply chain disruptions constrained shipments. As such, volumes were slightly favorable by 1.3 percent over pro forma third quarter 2020. Operating income was $15.8 million for the quarter, a decrease of $21.5 million or 57.8 percent from the prior-year quarter. Pro forma Adjusted EBITDA1 was $53.3 million or 8.6 percent of pro forma net sales1, a decrease of 31.7 percent, primarily due to manufacturing inefficiencies associated with market-driven labor shortages and supply chain disruptions. Positive price mix net of inflation of $8 million was partially offset by higher SG&A costs of $6 million.
•Siding segment net sales for the quarter were $357.9 million, an increase of 11.2 percent versus third-quarter 2020. For the quarter, positive price/mix of $62 million more than offset lower volume due to raw material and labor constraints during the quarter. Operating income was $46.1 million for the quarter, an increase of $0.8 million or 1.8 percent from the prior-year quarter. Adjusted EBITDA1 was $75.2 million or 21.0 percent of net sales, a decrease of 4.9 percent, primarily due to lower volume, increased manufacturing costs to serve customers, and return of near-term costs in SG&A offset by positive price mix net of inflation of 16.1 percent.
•Commercial segment net sales for the quarter were $490.0 million, an increase of 21.3 percent versus the same period last year. On a pro forma basis, net sales1 increased 45.0 percent. Disciplined price actions of approximately 42.7 percent taken to mitigate rising steel costs drove the increase in pro forma net sales1 as compared to the same period last year. Operating income was $908.5 million for the quarter, an increase of $852.3 million from the prior year primarily due to the gain on the sales of the insulated metal panels (“IMP”) and roll-up sheet doors (“DBCI”) businesses, which were divested as part of the Company’s strategic portfolio optimization actions to accelerate long-term value creation. Excluding the gain on the sales, operating income increased 37.5 percent from the realization of price actions taken to offset rising steel and other manufacturing costs coupled with higher volume from positive end-market demand, which offset return of near-term costs and manufacturing inefficiencies as a result of supply constraints. Pro forma Adjusted EBITDA1 was $86.3 million or 19.2 percent of pro forma net sales1, an increase of 91.9 percent over the same quarter last year, primarily due to positive price mix net of commodity and other inflation impacts of $49 million, partially offset by manufacturing inefficiencies caused by raw material constraints and higher SG&A costs together totaling $16 million.
Balance Sheet and Liquidity
The Company’s cash flow used in operations during the third quarter of approximately $171.9 million was driven by investments in net working capital to support the strong demand environment and increased inventory valuations from rising commodity costs and other inflationary aspects. Capital expenditures for the quarter were $27.5 million, with greater than 50 percent invested in innovative product offerings and process automation that are expected to generate profitable growth and structural cost improvements in the future.
The Company continues to strengthen the balance sheet and improve its leverage position. As previously disclosed, during the second quarter, the Company fully redeemed its $645 million, 8.00% Senior Notes due April 2026 using available cash from the balance sheet and net proceeds from its extended and upsized senior term loan facility. Additionally, the Company refinanced its credit facilities, meaningfully extending its debt maturities and reducing annual interest costs by more than $50 million a year.
During the third quarter of 2021, the Company repaid the $190 million outstanding balance of its asset-based lending facility. Unrestricted cash on hand was approximately $677 million and liquidity was approximately $1,356 million as of October 2, 2021. The net debt leverage ratio improved to 3.7x at the end of the third-quarter 2021 compared with 4.9x at the end of the third-quarter 2020.
Fourth-Quarter 2021 Guidance
(1)Adjusted and pro forma financial metrics used in this release, including Adjusted EBITDA, are non-GAAP measures. See reconciliations of GAAP results to non-GAAP and pro forma adjusted results in the accompanying tables.

•The Company expects net sales to be between $1,425 million and $1,475 million
◦Strong single-family and repair and remodel end-market momentum
◦Positive non-residential end-markets
◦Material shortages and inflation impacts driving price actions
•Gross Profit is anticipated to be between $310 million and $350 million
•Expect Adjusted EBITDA1 to be between $170 million and $185 million
Fiscal Year 2021 Guidance
•Capital spending is projected to be between $90 million to $110 million
•Cash interest expense is expected to be approximately $170 million
•Cash tax rate is expected to be approximately 30%
•Year end net debt leverage ratio expected to be between 3.2x-3.5x

(1)Adjusted and pro forma financial metrics used in this release, including Adjusted EBITDA, are non-GAAP measures. See reconciliations of GAAP results to non-GAAP and pro forma adjusted results in the accompanying tables.

Conference Call Information
The Company will host a conference call at 9:00 a.m. EST on Wednesday, November 10, to discuss its third-quarter financial performance with investors and securities analysts. The financial results and supplemental information will be available online at investors.cornerstonebuildingbrands.com.
To register, please use this link http://www.directeventreg.com/registration/event/4490324
After registering, an email confirmation with dial-in details and a unique code for entry will be sent. To ensure you are connected for the entirety of the call, please register a day in advance or at least 10 minutes before the start of the call. Additional call participation options are as follows:
By Webcast: Cornerstone Building Brands 3Q21 Earnings Call
Date: Wednesday, November 10, 2021
Time: 9:00 a.m. Eastern Standard Time
Access link: Visit the Events & Presentations section of the Investors Page at investors.cornerstonebuildingbrands.com or access directly at
http://www.directeventreg.com/registration/event/4490324
Registration is open throughout the live call.

Replay dial-in will be available through November 24, 2021
Dial-in number: 800-585-8367
Replay code: 4490324

About Cornerstone Building Brands
Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are embedded in our culture. We are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.
Investor Relations
Tina Beskid
Vice President, Finance and Investor Relations
1-866-419-0042
info@investors.cornerstonebuildingbrands.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate,” “guidance,” “plan,” “potential,” “expect,” “should,” “will,” “forecast,” “target” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/ or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Such forward-looking statements may include, but are not limited to, statements concerning our market commentary and performance expectations, including our fourth quarter 2021 forecasted net sales, gross profit, and Adjusted EBITDA, and our fiscal year 2021 forecasted capital spending, cash interest expense, cash tax rate, net debt leverage ratio and other consolidated financial performance guidance, and statements concerning our acquisition of UCC, including anticipated benefits of the acquisition and expecting timing for closing the acquisition. Among the factors that could cause actual results to differ materially include, but are not limited to: industry cyclicality; seasonality of the business and adverse weather conditions; challenging economic conditions affecting the residential, non-residential and repair and remodeling construction industry and markets; commodity price volatility and/or limited availability of raw materials, including polyvinyl chloride (“PVC”) resin, glass, aluminum, and steel due to supply chain disruptions; our ability to identify and develop relationships with a sufficient number of qualified suppliers to mitigate risk in the event a significant supplier experiences a significant production or supply chain interruption; increasing difficulty in credit or financing availability of consumers or builders; increase in inflationary activity; ability to successfully achieve price increases to offset cost increases; ability to successfully implement operational efficiency initiatives, including automation; ability to successfully integrate our acquired businesses; ability to attract and retain employees, including through various initiatives and actions; volatility in the United States (“U.S.”) and international economies and in the credit markets; the severity, duration and spread of the COVID-19 pandemic, as well as actions that may be taken by the Company or governmental authorities to contain COVID-19 or to treat its impact; including the Emergency Temporary Standard issued by the Occupational Safety and Health Administration on September 9, 2021; an impairment of our goodwill and/or intangible assets; our ability to successfully develop new products or improve existing products; our ability to retain and replace key personnel; enforcement and obsolescence of our intellectual property rights; costs related to compliance with, violations of or liabilities under environmental, health and safety laws; competitive activity and pricing pressure in our industry; our ability to make strategic acquisitions accretive to earnings and dispositions at favorable prices and terms; our ability to fund acquisitions using available liquidity; our ability to carry out our restructuring plans and to fully realize the expected cost savings; global climate change, including legal, regulatory or market responses thereto; breaches of our information system security measures; damage to our computer infrastructure and software systems; necessary maintenance or replacements to our enterprise resource planning technologies; potential personal injury, property damage or product liability claims or other types of litigation; compliance with certain laws related to our international business operations; increases in labor costs, potential labor disputes, union organizing activity and work stoppages at our facilities or the facilities of our suppliers; significant changes in factors and assumptions used to measure certain of our defined benefit plan obligations and the effect of actual investment returns on pension assets; ability to compete effectively against competitors with substitutable products; additional costs from new regulations which relate to the utilization or manufacturing of our products or services; our ability to realize the anticipated benefits of acquisitions and dispositions and to use the proceeds from dispositions; volatility of the Company’s stock price; substantial governance and other rights held by the Investors; the effect on our common stock price caused by transactions engaged in by the Investors, our directors or executives; our substantial indebtedness and our ability to incur substantially more indebtedness; limitations that our debt agreements place on our ability to engage in certain business and financial transactions; our ability to obtain financing on acceptable terms; downgrades of our credit ratings; and the effect of increased interest rates on our ability to service our debt. See also the “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks described in documents subsequently filed by the Company from time to time with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.
Non-GAAP Financial Measures
This press release includes certain “non-GAAP financial measures” as defined under the Securities Exchange Act of 1934. Management believes the use of such non-GAAP financial measures assists investors in understanding the ongoing operating performance of the Company by presenting the financial results between periods on a more comparable basis. Such non-GAAP financial measures should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP at the end of this release. A reconciliation of the forecasted range for

Adjusted EBITDA for the fourth quarter of 2021 is not included in this release due to the number of variables in the projected range and because we are currently unable to quantify accurately certain amounts that would be required to be included in the GAAP measure or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.
Where items are referred to in this presentation as “pro forma”, such item gives effect to the Company’s acquisitions of Prime Windows LLC, Cascade Windows Inc. and Kleary Masonry, Inc., and the IMP and DBCI divestitures as if these transactions had occurred at the beginning of the comparable period through the date of the respective transaction. Such adjustments are not consistent with the pro forma basis as defined under Article 11 of Regulation S-X.

CORNERSTONE BUILDING BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net sales	$1,444,405	$1,227,253	$4,111,558	$3,426,000
Cost of sales	1,134,909	929,751	3,230,605	2,642,880
Gross profit	309,496	297,502	880,953	783,120
	21.4%	24.2%	21.4%	22.9%

Selling, general and administrative expenses	161,134	137,250	477,820	436,575
Intangible asset amortization	45,667	45,446	138,678	135,547
Restructuring and impairment charges, net	971	2,918	7,461	32,164
Strategic development and acquisition related costs	22,250	7,909	25,502	13,550
Gain on divestitures	(831,252)	—	(831,252)	—
Goodwill impairment	—	—	—	503,171
Income (loss) from operations	910,726	103,979	1,062,744	(337,887)
Interest income	71	328	211	1,007
Interest expense	(43,731)	(51,519)	(147,688)	(158,738)
Foreign exchange gain (loss)	(1,270)	812	(1,067)	(1,300)
Loss on extinguishment of debt	—	—	(42,234)	—
Other income (expense), net	337	(23)	1,167	(25)
Income (loss) before income taxes	866,133	53,577	873,133	(496,943)
Provision (benefit) for income taxes	245,598	23,061	245,326	(12,285)
	28.4%	43.0%	28.1%	2.5%

Net income (loss)	620,535	30,516	627,807	(484,658)
Net income allocated to participating securities	(8,380)	(488)	(7,837)	—
Net income (loss) applicable to common shares	$612,155	$30,028	$619,970	$(484,658)

Income (loss) per common share:
Basic	$4.85	$0.24	$4.93	$(3.86)
Diluted	$4.82	$0.24	$4.90	$(3.86)

Weighted average number of common shares outstanding:
Basic	126,159	125,100	125,840	125,655
Diluted	127,079	125,289	126,602	125,655

Increase (decrease) in sales	17.7%	(4.5)%	20.0%	(6.0)%

Selling, general and administrative expenses percentage of net sales	11.2%	11.2%	11.6%	12.7%

CORNERSTONE BUILDING BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 2, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$677,187	$674,255
Restricted cash	2,211	6,223
Accounts receivable, net	645,298	554,649
Inventories, net	614,573	431,937
Income taxes receivable	11,611	39,379
Investments in debt and equity securities, at market	2,567	2,333
Prepaid expenses and other	119,234	77,751
Assets held for sale	3,909	4,644
Total current assets	2,076,590	1,791,171

Property, plant and equipment, net	583,371	631,821
Lease right-of-use assets	278,316	264,107
Goodwill	1,326,411	1,194,729
Intangible assets, net	1,438,039	1,584,604
Deferred income taxes	2,109	1,867
Other assets, net	26,259	10,191
Total assets	$5,731,095	$5,478,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,000	$25,600
Accounts payable	307,153	211,441
Accrued compensation and benefits	96,794	81,548
Accrued interest	12,722	25,485
Accrued income taxes	8,216	5,060
Current portion of lease liabilities	72,983	70,125
Other accrued expenses	294,074	247,893
Total current liabilities	817,942	667,152

Long-term debt	3,015,795	3,563,429
Deferred income taxes	248,544	269,792
Long-term lease liabilities	207,570	198,875
Other long-term liabilities	329,189	337,437
Total long-term liabilities	3,801,098	4,369,533

Common stock	1,263	1,255
Additional paid-in capital	1,272,999	1,257,262
Accumulated deficit	(136,878)	(764,685)
Accumulated other comprehensive loss, net	(24,905)	(51,517)
Treasury stock, at cost	(424)	(510)
Total stockholders’ equity	1,112,055	441,805

Total liabilities and stockholders’ equity	$5,731,095	$5,478,490

CORNERSTONE BUILDING BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 2, 2021	October 3, 2020
Cash flows from operating activities:
Net income (loss)	$627,807	$(484,658)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	216,956	212,413
Non-cash interest expense	19,857	6,948
Share-based compensation expense	16,946	12,568
Loss on extinguishment of debt	42,234	—
Goodwill impairment	—	503,171
Asset impairment	4,091	3,490
Gain on divestitures	(831,252)	—
Loss on sale of assets, net	—	710
Provision for credit losses	2,289	3,762
Deferred income taxes	(23,441)	(27,052)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(137,424)	(84,309)
Inventories	(241,068)	30,980
Income taxes	27,768	16,886
Prepaid expenses and other	(41,355)	6,246
Accounts payable	100,402	22,669
Accrued expenses	31,554	12,920
Other, net	996	132
Net cash provided by (used in) operating activities	(183,640)	236,876
Cash flows from investing activities:
Acquisitions, net of cash acquired	(331,010)	(41,841)
Capital expenditures	(75,183)	(62,535)
Proceeds from divestitures, net of cash divested	1,187,307	—
Proceeds from sale of property, plant and equipment	4,615	1,538
Net cash provided by (used in) investing activities	785,729	(102,838)
Cash flows from financing activities:
Proceeds from ABL facility	190,000	345,000
Payments on ABL facility	(190,000)	(415,000)
Proceeds from cash flow revolver	—	115,000
Payments on cash flow revolver	—	(115,000)
Proceeds from term loan	108,438	—
Payments on term loan	(19,405)	(19,215)
Proceeds from senior notes	—	500,000
Payments on senior notes	(670,800)	—
Payments of financing costs	(13,187)	(6,905)
Purchases of treasury stock	—	(6,428)
Payments on derivative financing obligations	(6,131)	—
Other	(1,300)	(478)
Net cash provided by (used in) financing activities	(602,385)	396,974
Effect of exchange rate changes on cash and cash equivalents	(784)	507
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,080)	531,519
Cash, cash equivalents and restricted cash at beginning of period	680,478	102,307
Cash, cash equivalents and restricted cash at end of period	$679,398	$633,826
Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$149,025	$138,325
Taxes paid, net	$232,755	$(1,881)

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) PER DILUTED COMMON SHARE AND
NET INCOME (LOSS) COMPARISON
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net income (loss) per diluted common share, GAAP basis	$4.82	$0.24	$4.90	$(3.86)
Restructuring and impairment charges, net	0.01	0.02	0.06	0.26
Strategic development and acquisition related costs	0.18	0.06	0.20	0.11
Gain on divestitures	(6.54)	—	(6.57)	—
Non-cash loss (gain) on foreign currency transactions	0.01	(0.01)	0.01	0.01
Goodwill impairment	—	—	—	4.00
Intangible asset amortization(4)	0.36	0.36	1.10	1.08
Customer inventory buybacks	—	—	—	—
COVID-19(3)	—	0.02	—	0.08
Other, net(5)	0.01	—	0.43	0.01
Tax effect of applicable non-GAAP adjustments(1)	1.56	(0.12)	1.24	(1.45)
Adjusted net income (loss) per diluted common share(2)	$0.39	$0.58	$1.37	$0.26

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net income (loss) applicable to common shares, GAAP basis	$612,155	$30,028	$619,970	$(484,658)
Restructuring and impairment charges, net	971	2,918	7,461	32,321
Strategic development and acquisition related costs	22,250	7,909	25,502	13,550
Gain on divestitures	(831,252)	—	(831,252)	—
Non-cash loss (gain) on foreign currency transactions	1,270	(812)	1,067	1,300
Goodwill impairment	—	—	—	503,171
Intangible asset amortization(4)	45,667	45,446	138,678	135,547
Customer inventory buybacks	—	140	—	453
COVID-19(3)	6	2,599	(393)	10,634
Other, net(5)	853	(153)	54,855	1,459
Tax effect of applicable non-GAAP adjustments(1)	197,661	(15,092)	157,061	(181,593)
Adjusted net income (loss) applicable to common shares(2)	$49,581	$72,983	$172,949	$32,184
(1)The Company calculated the tax effect of non-GAAP adjustments by applying the applicable federal and state statutory tax rate for the period to each applicable non-GAAP item.
(2)The Company discloses a tabular comparison of Adjusted Net Income (Loss) per diluted common share and Adjusted Net Income (Loss) applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted Net Income (Loss) per diluted common share and Adjusted Net Income (Loss) applicable to common shares should not be considered in isolation or as a substitute for Net Income (Loss) per diluted common share and Net Income (Loss) applicable to common shares as reported on the face of our consolidated statements of operations.
(3)Costs included within the COVID-19 line item for the three and nine months ended October 2, 2021 and October 3, 2020 include incremental labor costs due to quarantine related absenteeism, incremental facility cleaning costs, pandemic related supplies and personal protective equipment for employees, among other costs.
(4)Effective July 3, 2021, we revised the definition of Adjusted Net Income to exclude intangible amortization expense.
(5)Costs within the Other, net line item for the nine months ended October 2, 2021 primarily included $11.6 million of non-capitalizable debt issuance costs and $42.2 million of loss on extinguishment of debt.
Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)

Consolidated

	Three Months Ended			Nine Months Ended
	October 2, 2021	October 3, 2020	September 28, 2019	October 2, 2021	October 3, 2020	September 28, 2019
Net sales	$1,444,405	$1,227,253	$1,285,043	$4,111,558	$3,426,000	$3,645,332
Impact of acquisitions and divestitures(1)	(16,393)	(39,216)	(46,151)	(99,205)	(125,421)	(142,204)
Pro forma net sales	$1,428,012	$1,188,037	$1,238,892	$4,012,353	$3,300,579	$3,503,128

Gross profit	$309,496	$297,502	$309,803	$880,953	$783,120	$800,383
	21.4%	24.2%	24.1%	21.4%	22.9%	22.0%

Operating income (loss), GAAP	$910,726	$103,979	$95,560	$1,062,744	$(337,887)	$149,126
Restructuring and impairment charges, net	971	2,918	4,984	7,461	32,321	15,522
Strategic development and acquisition related costs	22,250	7,909	10,500	25,502	13,550	36,668
Gain on divestitures	(831,252)	—	—	(831,252)	—	—
Non-cash charge of purchase price allocated to inventories	—	—	—	—	—	16,249
Goodwill impairment	—	—	—	—	503,171	—
Customer inventory buybacks	—	140	159	—	453	576
COVID-19	6	2,599	—	(393)	10,634	—
Other, net	851	(153)	1,699	12,617	1,459	3,780
Adjusted operating income	103,552	117,392	112,902	276,679	223,701	221,921

Other income (expense), net	337	(23)	717	1,167	(25)	665
Depreciation and amortization	71,055	71,933	64,009	216,956	212,413	191,485
Share-based compensation expense	8,353	4,025	3,134	16,946	12,568	10,613
Adjusted EBITDA	183,297	193,327	180,762	511,748	448,657	424,684

Impact of acquisitions and divestitures(1)	(1,710)	(17,884)	(12,861)	(7,953)	(41,091)	(44,681)
Pro Forma Adjusted EBITDA	$181,587	$175,443	$167,901	$503,795	$407,566	$380,003
Adjusted EBITDA as a % of Net Sales	12.7%	15.8%	14.1%	12.4%	13.1%	11.7%
Pro forma Adjusted EBITDA as a % of Pro Forma Net sales	12.7%	14.8%	13.6%	12.6%	12.3%	10.8%
(1)Reflects the acquisition impact of the net sales and Adjusted EBITDA of Environmental Stoneworks through February 20, 2019, Kleary Masonry, Inc. through March 1, 2020, Prime Windows LLC through April 29, 2021, and Cascade Windows Inc. through August 19, 2021; and reflects the impact of the divestitures of the IMP and DBCI businesses through the divestiture dates of August 9, 2021 and August 18, 2021, respectively.

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)

Windows

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net Sales	$596,486	$501,314	$1,703,493	$1,378,039
Impact of acquisitions(1)	23,577	54,439	132,142	147,950
Pro forma net sales	$620,063	$555,753	$1,835,635	$1,525,989

Gross profit	$86,344	$99,125	$281,198	$257,489
	14.5%	19.8%	16.5%	18.7%

Operating income (loss), GAAP	$15,756	$37,295	$83,901	$(252,794)
Restructuring and impairment charges, net	258	1,539	1,213	7,189
Strategic development and acquisition related costs	831	—	2,145	16
Goodwill impairment	—	—	—	320,990
COVID-19	—	1,031	—	5,923
Other, net	—	252	—	252
Adjusted operating income	16,845	40,117	87,259	81,576

Other income (expense), net	38	(115)	(36)	(115)
Depreciation and amortization	34,876	30,644	97,848	90,679
Adjusted EBITDA	51,759	70,646	185,071	172,140

Impact of acquisitions(1)	1,588	7,499	15,315	17,097
Pro Forma Adjusted EBITDA	$53,347	$78,145	$200,386	$189,237
Adjusted EBITDA as a % of Net Sales	8.7%	14.1%	10.9%	12.5%
Pro Forma Adjusted EBITDA as a % of Pro Forma Net Sales	8.6%	14.1%	10.9%	12.4%

(1)Reflects the impact of the net sales and Adjusted EBITDA of Prime Windows LLC through April 29, 2021 and Cascade Windows Inc. through August 19, 2021.

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)

Siding

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net Sales	$357,870	$321,898	$1,036,448	$848,190
Impact of acquisition(1)	—	—	—	8,358
Pro forma net sales	$357,870	$321,898	$1,036,448	$856,548

Gross profit	$94,931	$92,882	$270,797	$230,061
	26.5%	28.9%	26.1%	27.1%

Operating income (loss), GAAP	$46,108	$45,313	$127,019	$(92,916)
Restructuring and impairment charges, net	133	(714)	287	2,901
Strategic development and acquisition related costs	(50)	7,139	(2,894)	8,115
Goodwill impairment	—	—	—	176,774
Customer inventory buybacks	—	140	—	453
COVID-19	19	24	26	67
Other, net	(10)	(1,351)	30	(1,351)
Adjusted operating income	46,200	50,551	124,468	94,043

Other income (expense), net	(54)	(4)	(120)	(10)
Depreciation and amortization	29,084	28,547	87,441	85,068
Adjusted EBITDA	75,230	79,094	211,789	179,101

Impact of acquisition(1)	—	—	—	1,869
Pro Forma Adjusted EBITDA	$75,230	$79,094	$211,789	$180,970
Adjusted EBITDA as a % of Net Sales	21.0%	24.6%	20.4%	21.1%
Pro Forma Adjusted EBITDA as a % of Pro Forma Net Sales	21.0%	24.6%	20.4%	21.1%

(1)Reflects the impact of the net sales and Adjusted EBITDA of Kleary Masonry, Inc. through March 1, 2020.

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)

Commercial

	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net Sales	$490,049	$404,041	$1,371,617	$1,199,771
Impact of divestitures(1)	(39,970)	(93,655)	(231,347)	(281,729)
Pro forma net sales	$450,079	$310,386	$1,140,270	$918,042

Gross profit	$128,221	$105,495	$328,958	$295,570
	26.2%	26.1%	24.0%	24.6%

Operating income, GAAP	$908,458	$56,137	$1,003,373	$109,642
Restructuring and impairment charges, net	2,673	1,358	5,719	20,427
Strategic development and acquisition related costs	2,263	(8)	3,095	(262)
Gain on divestitures	(831,252)	—	(831,252)	—
Goodwill impairment	—	—	—	5,407
COVID-19	—	1,063	(774)	2,585
Other, net	95	(155)	272	945
Adjusted operating income	82,237	58,395	180,433	138,744

Other income (expense), net	301	200	1,026	437
Depreciation and amortization	7,012	11,743	29,015	33,664
Adjusted EBITDA	89,550	70,338	210,474	172,845

Impact of divestitures(1)	(3,298)	(25,383)	(23,268)	(60,057)
Pro Forma Adjusted EBITDA	$86,252	$44,955	$187,206	$112,788
Adjusted EBITDA as a % of Net Sales	18.3%	17.4%	15.3%	14.4%
Pro Forma Adjusted EBITDA as a % of Pro Forma Net Sales	19.2%	14.5%	16.4%	12.3%

(1)Reflects the net adjustments of IMP and DBCI through the divestiture dates of August 9, 2021 and August 18, 2021, respectively.

CORNERSTONE BUILDING BRANDS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net cash provided (used) in operating activities	$(171,919)	$169,914	$(183,640)	$236,876
Less: Capital expenditures	(27,540)	(14,926)	(75,183)	(62,535)
Free cash flow	$(199,459)	$154,988	$(258,823)	$174,341